Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Jazz Pharmaceuticals Public Limited Company of our report dated February 26, 2021, relating to the financial statements of GW Pharmaceuticals plc appearing in the Current Report on Form 8-K/A of Jazz Pharmaceuticals Public Limited Company filed on July 19, 2021.

/s/ DELOITTE & TOUCHE LLP

San Diego, California

March 1, 2022